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Exhibit 99.2

American Casino & Entertainment Properties LLC
ACEP Finance Corp.

Offer to Exchange up to
$375,000,000 11% Senior Secured Notes due 2014
Which Have Been Registered Under the Securities Act of 1933

for

All Outstanding Unregistered
11% Senior Secured Notes due 2014

To DTC Participants:

        We are enclosing herewith the materials listed below relating to the offer (the "Exchange Offer") by American Casino & Entertainment Properties LLC, a Delaware limited liability company (the "Company"), and ACEP Finance Corp., a Delaware corporation (together with the Company, the "Issuers") to exchange up to $375,000,000 aggregate principal amount of the Issuers' 11% Senior Secured Notes due 2014 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for $375,000,000 aggregate principal amount of the Issuers' outstanding unregistered 11% Senior Secured Notes due 2014 (the "Old Notes"), upon the terms and subject to the conditions set forth in the prospectus dated                         , 2009 and the related Letter of Transmittal.

        The Issuers have filed a registration statement, which became effective under the Securities Act on                        , 2009, to register the New Notes under the Securities Act.

        Enclosed herewith are copies of the following documents:

  1.
  Prospectus dated                        , 2009;

  2.
  Letter of Transmittal;

  3.
  Instruction to Registered Holder from Beneficial Owner; and

  4.
  Letter to Clients, which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

        WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2009 UNLESS EXTENDED BY THE ISSUERS.

        The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

        Pursuant to the Letter of Transmittal, each tendering holder of Old Notes (a "Holder") will represent to the Issuers that (i) the New Notes to be acquired pursuant to the Exchange Offer will be acquired in the ordinary course of business of the person acquiring the New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer (if not a broker-dealer referred to in the last sentence of this paragraph) is participating or intends to participate in the distribution of the New Notes and none of them have any arrangement or understanding with any person to participate in the distribution of the New Notes, (iii) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer acknowledge and agree that any broker-dealer or any person participating in the Exchange Offer for the purpose of distributing the New Notes (x) must comply with the registration and prospectus delivery requirements of the Securities Act, in connection with a secondary resale transaction of the New Notes acquired by such person and (y) cannot rely on the position of the staff of the Securities and Exchange Commission (the "Commission") set forth in the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) and the Morgan Stanley and Co., Inc. no-action letter (available June 5, 1991), as interpreted in the Commission's no-action letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters, (iv) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement, (v) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer is an "affiliate" of either of the Issuers, as defined under Rule 405 under the Securities Act, or if it is such an "affiliate", it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (vi) if the Holder is a broker-dealer, that it did not purchase the Old Notes to be exchanged for New Notes from either of the Issuers or any of its affiliates and (vii) the Holder is not acting on behalf of any person who could not truthfully and completely make the representations contained in the forgoing subclauses (i) through (vi). If the Holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market making or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes received in respect of such Old Notes pursuant to the Exchange Offer; however, by so acknowledging and by delivering a prospectus, the Holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by beneficial owner of Old Notes held by you to make the foregoing representations and warranties on behalf of such beneficial owner.

        The Issuers will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Issuers will pay all transfer taxes, if any, applicable to the transfer and exchange of Old Notes pursuant to the Exchange Offer, except as otherwise provided in Instruction 9 of the enclosed Letter of Transmittal.

        Any inquiries you may have relating to the procedure for tendering or withdrawing tenders may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent at:

  The Bank of New York Mellon
  Corporate Trust Operations
  Reorganization Unit
  101 Barclay Street - 7 East
  New York, NY 10286
  Attention: Joseph Lynch
  By Telephone: (212) 815-5076
  By Facsimile: (212) 298-1915

All other questions regarding the Exchange Offer should be addressed to Investor Relations at the Issuers at telephone number (702) 380-7777.

Very truly yours,
AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
ACEP FINANCE CORP.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit 99.2